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                                                                     Exhibit 4.3

                                    AMENDMENT
                                       TO
                          SHAREHOLDER RIGHTS AGREEMENT

     Amendment, dated as of March 11, 2003 (the "Amendment"), to the Shareholder Rights Agreement, dated as of November 18, 1998 (the "Rights Agreement"), between First Bell Bancorp, Inc., a Delaware corporation (the "Company"), and Registrar and Transfer Company, as Rights Agent (the "Rights Agent").

                                   WITNESSETH:

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may prior to the Distribution Date (as defined in the Rights Agreement) supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and

     WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 26 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Amendments to Section 1.

          (a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

               (ta) "Merger" shall have the meaning set forth in the Merger Agreement.

               (ua) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of March 11, 2003, among the Company, Northwest Bancorp MHC, Northwest Bancorp, Inc., Northwest Savings Bank and Northwest Merger Subsidiary, Inc., as may be amended from time to time.

          (b) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

          "Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Northwest Bancorp MHC, Northwest Bancorp, Inc., any subsidiary of Northwest Bancorp, Inc. or any other Person shall be deemed to be an Acquiring Person by virtue of the Merger Agreement as a result of any of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the

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          consummation of the other transactions contemplated in the Merger
          Agreement."

     2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of any of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of the other transactions contemplated in the Merger Agreement."

     3. Amendment to Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read as follows:

          "Prior to the earlier of (i) the Close of Business on the tenth anniversary hereof (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof and
          (iii) the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii) or (iii) being the "Expiration Date"), the registered holder of any Rights Certificate may, subject to the provisions of Sections 7(e) and 9(c), exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as hereinafter defined) for the total number of Units of Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable."

     4. Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a
          Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii)."

     5. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a
          Section 13 Event and shall not cause the Rights to be adjusted or

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          exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13."

     6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

     7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                       FIRST BELL BANCORP, INC.

Attest:


/s/ Jeffrey M. Hinds                   By: /s/ Albert H. Eckert, II
-----------------------------------        -------------------------------------
Name: Jeffrey M. Hinds                     Name: Albert H. Eckert, II
Title: Executive Vice President            Title: President


                                       REGISTRAR AND TRANSFER COMPANY

Attest:


/s/ William P. Tatler                  By: /s/ Thomas L. Montrone
-----------------------------------        -------------------------------------
Name: William P. Tatler                    Name: Thomas L. Montrone
Title: Vice President and Assistant        Title: President and Chief Executive
       Secretary                                  Officer